Exhibit 99.1

Investor Contact: Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports First Quarter 2013 Results

First Quarter Financial Highlights

•	Total net service revenues of $63.0 million.

•	Net income from continuing operations of $2.7 million, or $0.25 per diluted share.

•	Net income of $13.3 million, or $1.23 per diluted share, includes the gain on the previously announced sale, effective March 1, 2013, of substantially all of the assets of the Home Health division for $11.1 million, or $1.03 per diluted share, and a loss on discontinued operations of $(0.5) million, or $(0.05) per diluted share.

Palatine, IL, May 2, 2013—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population, announced today its financial results for the first quarter ended March 31, 2013.

First Quarter Review

Total net service revenues from continuing operations for the first quarter of 2013 were $63.0 million, a 7.0% increase compared to $58.9 million in the prior year quarter. Net income from continuing operations was $2.7 million, or $0.25 per diluted share, a 56.3% increase when compared to our prior year quarter. Net income, including the gain on the sale of the Home Health business and a loss from discontinued operations, was $13.3 million, or $1.23 per diluted share.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “We feel good about our first quarter performance. Our Home & Community business has continued to demonstrate positive growth and we are pleased with the sale and transition of our Home Health business.”

Our quarter was positively impacted by a one-time $0.5 million benefit, or $0.05 per diluted share, from Workers Opportunity Tax Credits (“WOTC”) earned in 2012 and realized in the first quarter of 2013 with the enactment of federal tax changes in early 2013.

Our first quarter 2012 results included the one-time gain realized on the sale of an agency for $0.5 million, or $0.03 per diluted share, having a positive effect on earnings in that period.

For comparative purposes, pro forma earnings from continuing operations in the first quarter of 2013 were $0.20 per diluted share, after excluding the $0.05 per diluted share effect of the WOTC credits, compared to $0.13 per diluted share for 2012, after excluding the $0.03 per diluted share on the agency sale.

We continue our efforts to expand our relationships with managed care plans and have established offices in Detroit, MI and San Diego, CA in anticipation of the transition of state sponsored long term care programs to managed care in these markets. There were no revenues and minimal expenses incurred related to these office openings in the quarter.

Subsequent Events

The State of Illinois passed legislation in April 2013 to increase funding for the Illinois Department on Aging (“IDoA”) for the fiscal year ending June 30, 2013. This legislation is pending the governor’s signature. As part of the legislation, IDoA was required to submit a plan to improve the cost effectiveness of the program. As a result, IDoA initiated technical changes to the method for reimbursing providers effective May 1, 2013. We estimate that first quarter net service revenues would have been reduced by approximately $0.6 million with no corresponding reduction in the cost of service revenues, if such changes had been in effect beginning January 1, 2013.

Given the recent increase in Addus’ share price, it is likely Addus will be required to audit our compliance with Section 404 of the Sarbanes-Oxley Act. If required, the Company will have to invest in additional staff and establish processes necessary to meet the documentation requirements and incur increased external audit fees to include an audit of our internal controls.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2013 first quarter results on Thursday, May 2, 2013. Management will conduct a conference call to discuss its results at 5:00 p.m. Eastern time on May 2, 2013. The toll-free dial-in number is (866) 515-2908, international dial-in number is (617) 399-5122, with the passcode: 25332428. A telephonic replay of the conference call will be available through midnight on May 9, 2013, by dialing (888) 286-8010, international dial-in number is (617) 801-6888 and entering the passcode: 45033103.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2013, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
Income Statement Information:	2013	2012
Net service revenues	$62,998	$58,889
Cost of service revenues	47,200	43,865

Gross profit	15,798	15,024
General and administrative expenses	11,510	11,570
Gain on sale of agency	—	(495)
Depreciation and amortization	546	631

Total operating expenses	12,056	11,706

Operating income from continuing operations	3,742	3,318
Interest expense	208	404

Income from operations before taxes	3,534	2,914
Income tax expense	847	1,168

Net income from continuing operations	2,687	1,746

Discontinued operations:
Earnings (loss) from home health business, net of tax	(537)	(1,117)
Gain on sale of home health business, net of tax	11,111	—

Earnings (losses) from discontinued operations	10,574	(1,117)

Net income (loss)	$13,261	$629

Income (loss) per common share:
Basic and diluted
Continuing operations	$0.25	$0.16
Discontinued operations	0.98	(0.10)

Basic and diluted income (loss) per common share	$1.23	$0.06

Weighted average number of common shares outstanding:
Basic	10,778	10,756

Diluted	10,845	10,760

	For the Three Months Ended March 31,
Cash Flow Information:	2013	2012
Net cash provided by (used in) operating activities	$13,025	$(1,283)
Net cash provided by investing activities	19,480	207
Net cash provided by (used in) financing activities	(16,458)	375

Net change in cash	16,047	(701)
Cash at the beginning of the period	1,737	2,020

Cash at the end of the period	$17,784	$1,319

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash	$17,784	$1,737
Accounts receivable, net	60,640	71,303
Prepaid expenses and other current assets	5,515	7,293
Assets held for sale	—	245
Deferred tax assets	7,258	7,258

Total current assets	91,197	87,836

Property and equipment, net	2,476	2,489

Other assets
Goodwill	50,496	50,536
Intangible assets, net	6,030	6,370
Deferred tax assets	—	2,328
Investment in joint venture	900	—
Other assets	251	298

Total other assets	57,677	59,532

Total assets	$151,350	$149,857

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,818	$4,117
Accrued expenses	35,635	32,717
Current maturities of long-term debt	—	208
Deferred revenue	17	2,148

Total current liabilities	40,470	39,190

Long-term debt, less current maturities	—	16,250
Deferred tax liability	3,097	—
Total stockholders’ equity	107,783	94,417

Total liabilities and stockholders’ equity	$151,350	$149,857

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended March 31,
	2013	2012
General:
Adjusted EBITDA (in thousands) (1)	$4,393	$4,016
States served at period end	19	19
Locations at period end	96	96
Employees at period end	14,215	13,314
Home & Community
Average billable census	25,817	24,525
Billable hours (in thousands)	3,714	3,470
Average billable hours per census per month	48	47
Billable hours per business day	58,031	53,354
Revenues per billable hour	$16.96	$16.97
Percentage of Revenues by Payor:
State, local and other governmental programs	95%	95%
Commercial	1	1
Private duty	4%	4%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended March 31,
	2013	2012
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$13,261	$629
Less: (Earnings) loss from discontinued operations	(10,574)	1,117

Net income from continuing operations	2,687	1,746
Interest expense	208	404
Income tax expense	847	1,168
Depreciation and amortization	546	631
Stock-based compensation expense	105	67

Adjusted EBITDA	$4,393	$4,016

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.